UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 10, 2015

BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 633-3300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On July 10, 2015, Barnes & Noble, Inc., a Delaware corporation (the “Company”) gave notice of its exercise of the right to force conversion of all outstanding shares of its Senior Convertible Redeemable Series J Preferred Stock (“Series J Preferred Stock”) into shares of the Company’s common stock, par value $.001 per share (“Company Common Stock”) pursuant to Section 9 of the Certificate of Designations, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of Series J Preferred Stock, dated as of August 18, 2011 (the “Forced Conversion”).  The effective date of the Forced Conversion will be July 24, 2015.  On the date of the Forced Conversion, each share of Series J Preferred Stock will be automatically converted into 59.8727 shares of Company Common Stock, which includes shares of Company Common Stock reflecting accrued and unpaid dividends on Series J Preferred Stock.  Each holder of Series J Preferred Stock will receive whole shares of Company Common Stock and a cash amount in lieu of fractional shares of Company Common Stock.

The shares of Series J Preferred Stock converted in the Forced Conversion will be retired by the Company.

On July 9, 2015, the Company completed the conversion (the “Conversion”) contemplated by the Conversion Agreements dated as of June 5, 2015 (the “Conversion Agreements”) entered into with five existing beneficial owners (the “Series J Holders”) of Series J Preferred Stock.  Pursuant to the terms of the Conversion Agreements, the Company issued 6,117,342 shares of Company Common Stock, and made an aggregate cash payment to the Series J Holders of $3,657,148 plus cash in lieu of fractional shares in connection with the Conversion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: July 10, 2015	By:	/s/ Bradley A. Feuer
		Name:	Bradley A. Feuer
		Title:	Vice President, General Counsel and Corporate Secretary